EXHIBIT 99.1

Via Renewables, Inc. Names Stephen Kennedy to Board of Directors

HOUSTON, June 12, 2023 (ACCESSWIRE) – Via Renewables, Inc. ("Via Renewables" or the "Company") (NASDAQ: VIA), an independent retail energy services company, announced today that Stephen (Steve) Kennedy has been appointed to the Company's Board of Directors, effective June 7, 2023, as an independent director. He will serve as a Class II director and will join the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Additionally, the Company announced the departure of Nick Evans from its Board of Directors, effective June 9, 2023.

"We are thrilled to have Steve join our Board and look forward to his valued input. Steve brings decades of energy and energy banking experience to the Board. He has a background in increasing profits, reducing costs, and delivering top-quality service to clients. We believe his experience will complement our business very well," said Keith Maxwell, Via's CEO and Chairman of the Board. "We would also like to express our sincere gratitude to Nick Evans for his dedicated service and significant contributions to Via. His expertise and wisdom have been invaluable in shaping our company’s growth and success.”

"I'm excited to join Via's Board of Directors. I believe my professional skills and history align well with the knowledge and fiduciary responsibilities required to be an effective Board member of Via," said Mr. Kennedy. "I believe my leadership and collaboration skills will support the organization's continued innovation and success."

About Steve Kennedy:

Steve Kennedy began his role as Founder & Senior Advisor - Energy Group for Amegy Bank in 2022, where he is currently employed. Prior to that, he was EVP & Head of Energy Banking at Amegy for 25 years. Before his time with Amegy, he held a position as VP of Energy Banking at Wells Fargo. Prior to joining Wells Fargo, Mr. Kennedy held a position of AVP of Energy Banking at Bank One. He holds an M.B.A. with a concentration in Finance from Baylor University and received his Bachelor of Science degree in Petroleum Engineering from Texas A&M University. He has authored several articles on energy matters, including one regarding energy derivatives published in the October 2005 edition of the “Oil & Gas Financial Journal. He also served as the President of the Petroleum Club of Houston from 2022 to 2023 and is a founding board member of the Houston Energy Forum.

About Via Renewables, Inc.

Via Renewables, Inc. is an independent retail energy services company founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for their natural gas and electricity under our well-established and well-regarded brands, including Spark Energy, Major Energy, Provider Power, and Verde Energy. Headquartered in Houston, Texas, Via Renewables currently operates in 20 states and serves 103 utility territories. Via Renewables offers its customers a variety of product and service choices, including stable and predictable energy costs and green product alternatives.

We use our website as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Investors should note that new materials, including press releases, updated investor presentations, and financial and other filings with the Securities and Exchange Commission are posted on the Via Renewables Investor Relations website at ViaRenewables.com. Investors are urged to monitor our website regularly for information and updates about the Company.

Contact: Via Renewables, Inc.

Investors:

Stephen Rabalais, 832-200-3727

Media:

Kira Jordan, 832-255-7302